Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2024

- Reduced Inventory by Approximately $115 million, as Compared to Fiscal Second Quarter -
- Updates Fiscal 2025 Modeling Assumptions -

West Fargo, ND – November 26, 2024 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2024.
"Our third quarter results reflect a market cycle that is largely playing out as we anticipated within our domestic Agriculture segment," commented Bryan Knutson, Titan Machinery's President and Chief Executive Officer. "While we continue to face headwinds impacting the broader agricultural equipment sector, we are seeing positive results from our inventory reduction initiatives with a third quarter reduction of approximately $115 million. We remain focused on executing our strategy to accelerate inventory reductions and to achieve targeted inventory levels as we work through next fiscal year. We remain confident that this strategic approach will support our broader goal of enhancing our profitability through the market cycle. In the meantime, our unwavering commitment to our customer care strategy continues to generate meaningful growth in our recurring service business."
Fiscal 2025 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2025, revenue was $679.8 million compared to $694.1 million in the third quarter of last year. Equipment revenue was $495.1 million for the third quarter of fiscal 2025, compared to $521.8 million in the third quarter last year. Parts revenue was $121.1 million for the third quarter of fiscal 2025, compared to $115.0 million in the third quarter last year. Revenue generated from service was $51.1 million for the third quarter of fiscal 2025, compared to $44.8 million in the third quarter last year. Revenue from rental and other was $12.5 million for the third quarter of fiscal 2025, compared to $12.6 million in the third quarter last year.
Gross profit for the third quarter of fiscal 2025 was $110.5 million, compared to $138.3 million in the third quarter last year. The Company's gross profit margin was 16.3% in the third quarter of fiscal 2025, compared to 19.9% in the third quarter last year. The year-over-year decrease in gross profit margin was primarily due to lower equipment margins driven by softer retail demand and the Company's strategy to aggressively manage its equipment inventory down to targeted levels.
Operating expenses were $98.8 million for the third quarter of fiscal 2025, compared to $92.1 million in the third quarter last year. The year-over-year increase was primarily led by additional operating expenses due to acquisitions during the past year. Operating expense as a percentage of revenue was 14.5% for the third quarter of fiscal 2025, compared to 13.3% of revenue in the third quarter last year.
Floorplan interest expense and other interest expense was $14.3 million in the third quarter of fiscal 2025, compared to $5.5 million for the same period last year, with the increase primarily due to a higher level of interest-bearing inventory, including the usage of existing floorplan capacity to finance the O'Connors acquisition.

In the third quarter of fiscal 2025, net income was $1.7 million, with earnings per diluted share of $0.07, compared to net income of $30.2 million, with earnings per diluted share of $1.32, for the third quarter last year.
The Company generated $14.7 million in EBITDA in the third quarter of fiscal 2025, compared to $50.1 million in the third quarter last year.
Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2025 was $482.0 million, compared to $531.4 million in the third quarter last year. The decrease was primarily due to a same-store sales decrease of 10.8%, partially offset by contributions from the acquisition of Scott Supply in January 2024. The revenue decrease resulted from a softening demand for equipment being driven by the decline of net farm income and sustained high interest rates. Pre-tax income for the third quarter of fiscal 2025 was $1.9 million, compared to $35.1 million in the third quarter last year.
Construction Segment - Revenue for the third quarter of fiscal 2025 was $85.3 million, compared to $77.5 million in the third quarter last year, which was due to a same-store sales increase of 10.0%, which benefited from timing of equipment deliveries as compared to the second half of the previous fiscal year. Pre-tax loss for the third quarter of fiscal 2025 was $0.9 million, compared to pre-tax income of $4.1 million in the third quarter last year.

Europe Segment - Revenue for the third quarter of fiscal 2025 was $62.4 million, compared to $85.2 million in the third quarter last year; which includes a $0.3 million increase in revenue from foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue decreased $23.1 million, or 27.2%. The year-over-year decrease in revenue resulted from the softening of equipment demand, which is being driven by a decrease in global soft commodity prices, sustained high interest rates, and severe drought conditions in Eastern Europe. Pre-tax loss for the third quarter of fiscal 2025 was $1.2 million, compared to pre-tax income of $5.1 million in the third quarter last year.
Australia Segment - Revenue for the third quarter of fiscal 2025 was $50.1 million and pre-tax loss for the third quarter of fiscal 2025 was $0.3 million.
Balance Sheet and Cash Flow
Cash at the end of the third quarter of fiscal 2025 was $23.4 million. Inventories were $1.4 billion as of October 31, 2024, down approximately $115 million as compared to fiscal second quarter inventories of $1.5 billion as of July 31, 2024. This reflects the Company's progress in executing its equipment inventory strategy. Outstanding floorplan payables were $1.0 billion on $1.5 billion total available floorplan and working capital lines of credit as of October 31, 2024, compared to $1.2 billion outstanding floorplan payables as of July 31, 2024.
For the nine months ended October 31, 2024, the Company's net cash used for operating activities was $56.2 million, compared to net cash used for operating activities of $82.1 million for the nine months ended October 31, 2023. The decrease in net cash used for operating activities was primarily driven by lower cash usage for inventory and favorable collection of outstanding receivables, which was mostly offset by a decrease in net income for the first nine months of fiscal 2025 compared to the prior year period. For the first nine months ended October 31, 2024, net cash provided by financing activities was $71.0 million, representing a year over year decrease of $99.3 million. The decrease was primarily driven by a lower amount drawn on non-manufacturing floorplan payables during the first nine months of the current fiscal year.

Additional Management Commentary
Mr. Knutson continued, "Although our expectations for our domestic Agriculture and Construction segments remain intact, we are seeing incremental weakening of demand within both our Europe and Australia businesses due in part to unusually dry conditions during the critical growing period which is reducing yields and grower profitability. As a result, we are lowering our revenue assumptions for our international segments and taking into account the corresponding impacts on consolidated earnings per share. Looking ahead, our base assumptions for ongoing equipment margin compression remain unchanged, and consistent with our near-term outlook, we expect this compression will persist throughout the next fiscal year while we actively work to reduce inventory levels."
Fiscal 2025 Modeling Assumptions
The following are the Company's current expectations for fiscal 2025 modeling assumptions:

	Previous Assumptions	Current Assumptions
Segment Revenue
Agriculture	Down 5% - Down 10%	Down 5% - Down 10%
Construction	Down 2.5% - Up 2.5%	Down 2.5% - Up 2.5%
Europe	Down 12% - Down 17%	Down 20% - Down 25%
Australia	$230M - $250M USD	$220M - $230M USD

Diluted Earnings (Loss) Per Share	($0.36) - $0.14	($0.61) - ($0.11)
Adjusted Diluted Earnings (Loss) Per Share*	$0.00 - $0.50	($0.25) - $0.25
*Adjusted for an estimated $0.36 impact for the non-cash, sale-leaseback financing expense in the second quarter of fiscal 2025.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, December 10, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13749071.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-
GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance.
For these reasons, internal management reporting also includes non-GAAP financial measures. The non-
GAAP financial measures in this release include GAAP financial measures adjusted for a non-cash sale-leaseback financing expense. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), EBITDA and adjusted EBITDA, adjusted diluted earnings (loss) per share, and adjusted income (loss) before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2025, statements regarding the Company's ability to reduce inventory levels and enhance profitability, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and consumer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly

Reports on Form 10-Q, as applicable. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2024	January 31, 2024
Assets
Current Assets
Cash	$23,420	$38,066
Receivables, net of allowance for expected credit losses	140,295	153,657
Inventories, net	1,413,088	1,303,030
Prepaid expenses and other	19,896	24,262
Total current assets	1,596,699	1,519,015
Noncurrent Assets
Property and equipment, net of accumulated depreciation	357,056	298,774
Operating lease assets	37,520	54,699
Deferred income taxes	535	529
Goodwill	63,865	64,105
Intangible assets, net of accumulated amortization	52,074	53,356
Other	1,654	1,783
Total noncurrent assets	512,704	473,246
Total Assets	$2,109,403	$1,992,261

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$44,689	$43,846
Floorplan payable	1,048,221	893,846
Current maturities of long-term debt	9,500	13,706
Current operating lease liabilities	8,178	10,751
Deferred revenue	41,979	115,852
Accrued expenses and other	59,460	74,400
Total current liabilities	1,212,027	1,152,401
Long-Term Liabilities
Long-term debt, less current maturities	131,134	106,407
Operating lease liabilities	34,814	50,964
Deferred income taxes	19,701	22,607
Other long-term liabilities	43,527	2,240
Total long-term liabilities	229,176	182,218
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	261,011	258,657
Retained earnings	404,075	397,225
Accumulated other comprehensive income	3,114	1,760
Total stockholders' equity	668,200	657,642
Total Liabilities and Stockholders' Equity	$2,109,403	$1,992,261

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2024	2023	2024	2023
Revenue
Equipment	$495,147	$521,775	$1,428,469	$1,431,272
Parts	121,086	114,962	339,118	320,077
Service	51,122	44,767	143,468	122,178
Rental and other	12,469	12,611	31,145	32,785
Total Revenue	679,824	694,115	1,942,200	1,906,312
Cost of Revenue
Equipment	458,345	454,598	1,292,821	1,237,660
Parts	83,542	78,585	230,932	216,775
Service	17,833	14,393	50,753	41,010
Rental and other	9,610	8,198	23,068	20,549
Total Cost of Revenue	569,330	555,774	1,597,574	1,515,994
Gross Profit	110,494	138,341	344,626	390,318
Operating Expenses	98,773	92,115	293,087	262,182
Impairment of Goodwill	—	—	531	—
Impairment of Intangible and Long-Lived Assets	264	—	1,206	—
Income from Operations	11,457	46,226	49,802	128,136
Other Income (Expense)
Interest and other (expense) income	3,097	(235)	(4,239)	1,129
Floorplan interest expense	(9,993)	(4,045)	(26,275)	(7,774)
Other interest expense	(4,286)	(1,494)	(10,479)	(4,008)
Income Before Income Taxes	275	40,452	8,809	117,483
(Benefit) Provision for Income Taxes	(1,438)	10,259	1,959	29,004
Net Income	$1,713	$30,193	$6,850	$88,479

Diluted Earnings per Share	$0.07	$1.32	$0.30	$3.88
Diluted Weighted Average Common Shares	22,631	22,517	22,599	22,493

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2024	2023
Operating Activities
Net income	$6,850	$88,479
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,687	22,871
Impairment	1,737	—
Sale-leaseback financing expense	11,159	—
Other, net	2,429	4,442
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(114,485)	(358,837)
Manufacturer floorplan payable	78,714	274,968
Receivables	12,541	(31,947)
Other working capital	(83,827)	(82,037)
Net Cash Used for Operating Activities	(56,195)	(82,061)
Investing Activities
Property and equipment purchases	(30,798)	(41,924)
Proceeds from sale of property and equipment	1,490	6,451
Acquisition consideration, net of cash acquired	(260)	(27,935)
Other, net	129	(643)
Net Cash Used for Investing Activities	(29,439)	(64,051)
Financing Activities
Net change in non-manufacturer floorplan payable	77,990	174,353
Net proceeds/(payments) from long-term debt and finance leases	(2,308)	(2,964)
Other, net	(4,714)	(1,121)
Net Cash Provided by Financing Activities	70,968	170,268
Effect of Exchange Rate Changes on Cash	20	1,912
Net Change in Cash	(14,646)	26,068
Cash at Beginning of Period	38,066	43,913
Cash at End of Period	$23,420	$69,981

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2024	2023	% Change	2024	2023	% Change
Revenue
Agriculture	$482,022	$531,404	(9.3)%	$1,353,744	$1,423,669	(4.9)%
Construction	85,285	77,508	10.0%	236,971	232,368	2.0%
Europe	62,382	85,203	(26.8)%	195,633	250,275	(21.8)%
Australia	$50,135	$—	n/m	$155,852	$—	n/m
Total	$679,824	$694,115	(2.1)%	$1,942,200	$1,906,312	1.9%

Income (Loss) Before Income Taxes
Agriculture (1)	$1,876	$35,130	(94.7)%	$15,556	$92,311	(83.1)%
Construction (2)	(941)	4,057	(123.2)%	(5,566)	13,746	(140.5)%
Europe	(1,195)	5,146	(123.2)%	(2,115)	17,097	(112.4)%
Australia	(298)	—	n/m	578	—	n/m
Segment (Loss) Income Before Income Taxes	(558)	44,333	(101.3)%	8,453	123,154	(93.1)%
Shared Resources	833	(3,881)	121.5%	356	(5,671)	106.3%
Total	$275	$40,452	(99.3)%	$8,809	$117,483	(92.5)%

(1) Includes accounting impact of a $6.1M one-time, non-cash, sale-leaseback financing expense in the second quarter of fiscal 2025.
(2) Includes accounting impact of a $5.1M one-time, non-cash, sale-leaseback financing expense in the second quarter of fiscal 2025.
*N/M = Not Meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2024	2023	2024	2023
Adjusted Net Income
Net Income	$1,713	$30,193	$6,850	$88,479
Adjustments
Impact of sale-leaseback financing expense (1)	—	—	11,159	—
Total Pre-Tax Adjustments	—	—	11,159	—
Less: Tax Effect of Adjustments (2)	—	—	(2,845)	—
Total Adjustments	—	—	8,314	—
Adjusted Net Income	$1,713	$30,193	$15,164	$88,479

Adjusted Diluted Earnings Per Share
Diluted Earnings Per Share	$0.07	$1.32	$0.30	$3.88
Adjustments
Impact of sale-leaseback financing expense (1)	—	—	0.48	—
Total Pre-Tax Adjustments	—	—	0.48	—
Less: Tax Effect of Adjustments (2)	—	—	(0.12)	—
Total Adjustments	—	—	0.36	—
Adjusted Diluted Earnings Per Share	$0.07	$1.32	$0.66	$3.88

Adjusted Income Before Income Taxes
Income Before Income Taxes	$275	$40,452	$8,809	$117,483
Adjustments
Impact of sale-leaseback financing expense (1)	—	—	11,159	—
Total Adjustments	—	—	11,159	—
Adjusted Income Before Income Taxes	$275	$40,452	$19,968	$117,483

EBITDA
Net Income	$1,713	$30,193	$6,850	$88,479
Adjustments
Interest expense, net of interest income (3)	4,139	1,380	10,119	3,655
Provision for income taxes	(1,438)	10,259	1,959	29,004
Depreciation and amortization	10,274	8,234	28,687	22,871
EBITDA	$14,688	$50,066	$47,615	$144,009
Adjustments
Impact of sale-leaseback financing expense (1)	—	—	11,159	—
Total Adjustments	—	—	11,159	—
Adjusted EBITDA	$14,688	$50,066	$58,774	$144,009
(1) Accounting impact of a one-time, non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities in the second quarter of fiscal 2025.
(2) The tax effect of U.S. related adjustments was calculated using a 25.5% tax rate, determined based on a 21% federal statutory rate and a 4.5% blended state income tax rate.
(3) The interest expense add back excludes floorplan interest expense, which was $10.0M and $4.0M for the three months ended October 31, 2024 and 2023, respectively, and $26.3M and $7.8M for the nine months ended October 31, 2024 and 2023, respectively.